Exhibit 99.1

July 27, 2007

Dear Shareholder:

Earnings for the first six months of this year increased $103,000, or 6.2%, over the same period last year. Earnings were negatively impacted by unusually heavy legal and other professional fees associated with the proxy challenge during this period. For the second quarter alone these fees amounted to $147,000. Despite the increase in these fees, non-interest expenses were still down $27,000, or 0.7%, from last year’s second quarter and we were able to increase net income slightly for the second quarter by $5,000, or 0.6%.

The current quarter was a very busy time for your bank. We continued to work on executing our strategic plan. The increase in our balance sheet was driven primarily by the growth in our commercial loan portfolio. Commercial real estate increased $13.3 million, or 18.7%, from the same period last year while the overall portfolio grew $5.1 million, or 1.4%, for the same period. The commercial loan market continues to be extremely competitive and growing good quality loans is challenging. We have also worked very hard to increase our deposit levels. As a result, total deposits at the end of the second quarter were up $31.2 million, or 9.8%. At the same time our reliance on Federal Home Loan Bank borrowings decreased $39.9 million for the second quarter of 2007.

Our fee income in a number of areas continues to grow, most notably in financial services, which grew 6.9% for the quarter and loan fees which increased 11.8%, or $25,000, primarily resulting from higher levels of loan origination fees and secondary market loan sales. Overall non-interest income increased $197,000, or 6.5%, for the first six months of 2007.

We look to 2007 to continue to be a challenging one for the banking industry nationally and regionally. There has been no let up in the pressure banks are experiencing on their net interest margins as the Federal Reserve shows no signs of changing their current interest rate outlook in the near future. But we will continue to look for opportunities to grow prudently and profitably.

Thank you for your support.

/s/ Peter A. Blyberg
Peter A. Blyberg
President & Chief Executive Officer

NEWS RELEASE

July 27, 2007

Union Bankshares Reports Second Quarter Results

Ellsworth, Maine – Union Bankshares Company (the “Company”) (UNBH.OB), the parent company of Union Trust Company (the “Bank”), today announced net income for the quarter ended June 30, 2007 of $839,000, representing an increase of $5,000, or 0.6%, compared to $834,000 for the three months ended June 30, 2006. Earnings per share for the three months ended June 30, 2007 were $0.79, an increase of 2.6%, compared to $0.77 per share for the same three month period last year. For the six months ended June 30, 2007, earnings per share increased $0.13, or 8.5%, to $1.66 and net income increased $103,000, or 6.2%, to $1.8 million, compared to the six months ended June 30, 2006. Reflected in the quarterly and year to date 2007 results is an increase in legal costs and other professional fees incurred by the Company associated with a proxy challenge submitted by a dissident shareholder.

Net interest income for the three months ended June 30, 2007 was $3.5 million and was essentially level when compared with the second quarter of 2006. The Company’s net interest margin for the second quarter was 2.85%, a slight improvement over the net interest margin of 2.84% reported for the second quarter of 2006. Net interest income for the six months ended June 30, 2007 was $7.1 million, representing a decrease of $141,000, or 1.9%, from the same period of 2006. The net interest margin for the six months ended June 30, 2007 was 2.92% compared to 3.01% for the six months ended June 30, 2006.

The Company’s allowance for loan losses was $4.2 million, or 1.12% of total loans at June 30, 2007 compared to $4.3 million, or 1.14% of total loans at June 30, 2006. The Company recorded a provision for loan losses of $15,000 and $0 for the quarters ended June 30, 2007 and 2006, respectively. Provision for loan losses for the six months ending June 30, 2007 was $30,000 compared to $0 for the six months ending June 30, 2006.

Non-interest income for the six months ended June 30, 2007 totaled $3.2 million, an increase of $197,000, or 6.5%, compared to the first six months of 2006. Increases in financial services fees and commissions, bankcard fees, loan fees and other income were partially offset by a decline in service charges and fees on deposit accounts and income from cash surrender value of life insurance. Non-interest income for the second quarter of 2007 was $1.6 million, a decrease of $12,000, or 0.7%, compared to the second quarter of 2006. The decrease during the quarter was primarily due to lower levels of service charges and fees on deposit accounts and other income.

Non-interest expense decreased $108,000, or 1.3%, for the six months ended June 30, 2007 compared to the same period in 2006. Decreases in salaries and employee benefits costs and other non-interest expense were partially offset by increases in net occupancy and equipment & data processing expense. Non-interest expense for the second quarter of 2007 was $4.0 million, a decrease of $27,000, or 0.7%, compared to the second quarter of 2006. As previously mentioned, included in the results for the second quarter is the increased legal and other professional costs relating to a proxy challenge submitted by a dissident shareholder. Total additional expense incurred by the Company during the second quarter of 2007 amounted to $147,000. Excluding these additional costs, non-interest expense would have decreased $174,000, or 4.3%, for the three months ended June 30, 2007, compared to the same period in 2006. The decrease in non-interest expense is primarily due to a year over year reduction in advertising costs due to higher costs incurred during 2006 in connection with the Bank’s new branding efforts and related marketing campaigns.

The Company’s total assets amounted to $565.1 million at June 30, 2007, an increase of $4.6 million, or 0.8%, over June 30, 2006. The increase in total assets is primarily attributable to continued growth of the Bank’s loan portfolio, with total loans increasing $5.1 million, or 1.4%, from one year ago. Specifically, the Company’s commercial real estate portfolio continued to expand, increasing by $13.3 million, or 18.7%, from 2006. Commercial and industrial loans also experienced growth with outstanding balances increasing $839,000, or 3.2%, over the same period one year ago. Investment securities totaled $145.9 million at June 30, 2007, a decrease of $4.1 million, or 2.7%, compared with the same period last year, as cash flows from maturing investments were used to fund growth in the loan portfolio.

Total deposits increased $31.2 million, or 9.8%, to $348.7 million at June 30, 2007, compared to June 30, 2006. Borrowings from the Federal Home Loan Bank, combined with repurchase agreements and junior subordinated debt securities, decreased $29.9 million, or 15.1%.

Shareholders’ equity at June 30, 2007 totaled $41.6 million, or 7.4% of total assets, and the Company continued to exceed regulatory requirements for well capitalized institutions.

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	The Company’s loan portfolio includes loans with a higher risk of loss.

•	If the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

•	Changes in interest rates could adversely affect the Company’s results of operations and financial condition.

•	The local economy may affect future growth possibilities.

•	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

•	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

•	Competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

•

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

•

The Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline.

•	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company

Peter A. Blyberg, (207) 667-2504 x240

President & Chief Executive Officer

pblyberg@uniontrust.com

or

Timothy R. Maynard, (207) 667-2504 x344

Senior Vice President & Chief Financial Officer

tmaynard@uniontrust.com

Union Bankshares Company

Summary Financial Information

(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended June 30,
		2007		2006
Assets
Cash and due from banks		$13,276		$11,214
Investment securities		145,884		149,991
Loans		377,793		372,740
Less: allowance for loan losses		4,220		4,258
Net loans		373,573		368,482
Premises, furniture and equipment, net		8,765		7,803
Other assets		23,589		23,019

Total assets		$565,087		$560,509

Liabilities
Deposits		$348,711		$317,517
Advances from Federal Home Loan Bank		138,382		178,232
Junior subordinated debt securities		8,248		8,248
Other borrowed funds		21,532		11,573
Other liabilities		6,654		5,704

Total liabilities		523,527		521,274

Total shareholders’ equity		41,560		39,235

Total liabilities and shareholders’ equity		$565,087		$560,509

Consolidated Statements of Income (unaudited)
	For 3 Months Ended June 30,		For 6 Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income	$7,844	$7,308	$15,546	$14,242
Interest expense	4,349	3,816	8,421	6,976

Net interest income	3,495	3,492	7,125	7,266

Provision for loan losses	15	—	30	—

Net interest income after provision	3,480	3,492	7,095	7,266

Non-interest income	1,646	1,658	3,233	3,036
Non-interest expense	4,043	4,070	8,007	8,115

Income before income taxes	1,083	1,080	2,321	2,187

Income taxes	244	246	550	519

Net income	$839	$834	$1,771	$1,668

Return on average equity	7.87%	8.44%	8.43%	8.25%
Return on average assets	0.61%	0.61%	0.64%	0.61%
Efficiency ratio	75.72%	76.31%	74.51%	76.24%
Book value per share, period end			$39.04	$36.18
Earnings per share	$0.79	$0.77	$1.66	$1.53
Dividends per share	$0.43	$0.40	$0.86	$0.80
Weighted average shares	1,064,161	1,088,762	1,064,158	1,092,464